Exhibit 99.1

CIT Declares Dividends

NEW YORK — July 19, 2021 — CIT Group Inc. (NYSE: CIT) today announced that its board of directors has declared a quarterly cash dividend of $0.35 per common share on its outstanding common stock. The common stock dividend is payable on Aug. 13, 2021 to common shareholders of record as of July 30, 2021.

In addition, the CIT board of directors declared a quarterly cash dividend on the Series B preferred stock of $0.3515625 per share payable Sept. 15, 2021 to Series B preferred shareholders of record as of Aug. 31, 2021.

About CIT

CIT is a leading national bank focused on empowering businesses and personal savers with the financial agility to navigate their goals. CIT Group Inc. (NYSE: CIT) is a financial holding company with over a century of experience and operates a principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender). The company’s commercial banking segment includes commercial financing, community association banking, middle market banking, equipment and vendor financing, factoring, railcar financing, treasury and payments services, and capital markets and asset management. CIT’s consumer banking segment includes a national direct bank and regional branch network. Discover more at cit.com/about.

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MEDIA RELATIONS:

Gina Proia

212-771-6008

Gina.Proia@cit.com

INVESTOR RELATIONS:

Barbara Callahan

973-740-5058

Barbara.Callahan@cit.com